                                                                      EXHIBIT 14

                   SYNDICATED FOOD SERVICE INTERNATIONAL, INC.
                                 (THE "COMPANY")

                                 CODE OF ETHICS
               AS ADOPTED PER RESOLUTION OF THE BOARD OF DIRECTORS

1)          INTRODUCTION

         The Board of Directors of the Company has adopted this code of ethics (the "Code"), which is applicable to all its Relevant Officers (as defined in paragraph 2 below), to promote honest and ethical conduct, including:

         1)    The ethical handling of actual or apparent conflicts of interest;

         2) Promote the full, fair, accurate, timely and understandable disclosure of the Company's financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

         3) Promote compliance with applicable governmental laws, rules and regulations;

         4)    Deter wrongdoing; and

         5) Require prompt internal reporting of breaches of, and accountability for adherence to, the Code.

         The Code may be amended only by resolution of the Company's Board of Directors. In the Code, "Company" means, in appropriate context, either Syndicated Food Service International, Inc. or any one of its subsidiary companies.

         2.       RELEVANT OFFICERS

         The Code is applicable to the following Company personnel:

         1)    The Chief Executive Officer;

         2)    The Chief Financial Officer;

         3)    The Principal Accounting Officer;

         4)    The Treasurer;

         5) All Chief Executive Officers/General Managers of the Company's subsidiary companies; and

         6) All Financial Directors/Chief Financial Officers/Controllers of the Company's subsidiary companies; and

         7) For the purposes of the Code, employees from time to time holding any of the above positions shall be a Relevant Officer.

         3.       HONEST AND ETHICAL CONDUCT

         Each Relevant Officer owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain and advantage.

         Specifically, each Relevant Officer must:

         1) Act with integrity, including being honest and candid while still maintaining the confidentiality of Company information where required or in the Company's interests;

         2) Observe, fully, applicable governmental laws, rules and regulations;

         3) Comply with the requirements of applicable accounting and auditing standards and Company policies in the maintenance of a high standard of accuracy and completeness in the Company's financial records;

         4) Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices; and

         5) Avoid conflicts of interest wherever possible. Anything that would be a conflict for a Relevant Officer will also be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations, if material, include the following:

               a) any significant ownership interest in any supplier or
                  customer;

               b) any consulting or employment relationship with any customer, supplier or competitor;

               c) any outside business activity that detracts from an
                  individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

               d) the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

               e) being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative; and

               f) selling anything to the Company or buying anything from the
                  Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell.

         4.       DISCLOSURE

         The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission (the "SEC") and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate.

         Each Relevant Officer must:

         1) Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; or

         2) In relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

         In addition, each Relevant Officer must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

         5.       COMPLIANCE

         It is the Company's policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Relevant Officer to, and each Relevant Officer must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

         6        REPORTING AND ACCOUNTABILITY

         The Audit Committee of the Company's Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any Relevant Officer who becomes aware of any existing or potential breach of this Code is required to notify the Company's General Counsel and Company Secretary promptly. Failure to do so is itself a breach of this Code.

         Specifically, each Relevant Officer must:

         1) Notify the Company's General Counsel and Company Secretary promptly of any existing or potential violation of this Code; and

         2) Not retaliate against any employee or Relevant Officer for reports of potential violations that are made in good faith.

         The Audit Committee shall take all action it considers appropriate to investigate any breaches reported to it. If a breach has occurred, the Company will take such disciplinary or preventive action as the Board of Directors deems appropriate, after consultation with the Audit Committee.

         Specifically, the Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

         1) Breaches and potential breaches will be reported by the Company's General Counsel and Company Secretary to the Audit Committee;

         2) The Audit Committee will take all appropriate action to investigate any breaches reported to it;

         3) If the Audit Committee determines that a breach has occurred, it will inform the Board of Directors;

         4) Upon being notified that a breach has occurred, the Board will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities and

         5) Any changes to or waivers of this Code will be disclosed in the Company's annual report on Form 20-F.

         7.       WAIVERS

         Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code is required to be disclosed in the Company's Annual Report on Form 20-F or a Report on Form 6-K filed with the SEC. A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. Relevant Officers should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code. Relevant Officers should note that the Company expects full compliance with this Code.

         8.       OTHER POLICIES AND PROCEDURES

         The Company's more detailed policies and procedures set out in the Company Employee Manuals are separate requirements applying to Relevant Officers and others and are not part of this Code.

         9.       INQUIRIES

         All enquiries in relation to this Code or its applicability to particular people or situations should be addressed to the Company's Counsel and Company Secretary.